EXHIBIT 3

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made on August 29, 2007 (the “Effective Date”) by and among Cyrenaic Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Investors listed on Schedule I hereto (the “Investors”).

WHEREAS, the Company proposes to issue and sell an aggregate of up to 35,000,000 shares of Common Stock, par value $.0001 per share, to certain Investors (the “New Investors”) pursuant to that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, as a condition to entering into the Purchase Agreement, the New Investors have requested that the Company enter into this Agreement in order to provide for certain rights and covenants as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.             GENERAL PROVISIONS

1.1          Shares Subject to this Investor Rights Agreement.  The Investors expressly agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock of the Company which any of them now owns or hereafter acquires by any means, including, without limitation, by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Shares”).

1.2          No Partnership Relationship.  Notwithstanding, but not in limitation of, any other provision of this Agreement, the parties hereto understand and agree that the creation, management and operation of the Company shall not create or imply a general partnership between or among the Investors and shall not make any Investor the agent or partner of any other Investor for any purpose.

1.3          Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any person or entity, any other person or entity which controls, or is controlled by, or is under common control with the subject referenced, any successor entities, and any investment funds managed by or advisor of such person or entity or an affiliate of such manager or advisor; and, for the purposes hereof, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or by contract or otherwise.

“Commission” shall mean the U.S. Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

“Common Stock” shall mean (i) the common stock, $.0001 par value per share, of the Company, (ii) any other capital stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Federal” shall mean with respect to any executive, legislative or judicial branch of government or other agency or organ of government, a branch or other agency or organ of the government of the United States.

“Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Qualified IPO” shall mean an underwritten public offering of Common Stock of the Company, offered on a firm commitment basis, pursuant to a registration statement filed with the Commission under the Securities Act on Form S-1 or its then equivalent, in which (i) the public offering price per share (before underwriters’ commissions and expenses) is not less than $2.00, being two times the original purchase price of a share of Common Stock (such dollar amount being subject to equitable adjustment in the event of any stock dividend, reorganization, recapitalization or similar event involving a change in the Common Stock) and (ii) the aggregate net proceeds to the Company equals or exceeds $40,000,000.

The terms “register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

“Registrable Securities” shall mean shares of Common Stock, excluding any securities which have been (a) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to Rule 144 under the Securities Act.

“Registration Expenses” shall mean the expenses so described in Section 4.5.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean the expenses so described in Section 4.5.

“Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, trust or other entity of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of any class of equity security of such corporation, partnership, trust or other entity.

2.             PERCENTAGE MAINTENANCE RIGHTS

2.1          Right of First Offer.  Except with respect to “Exempt Issuances” as defined in Section 2.3, in the event that the Company proposes to issue (the “New Issuance”) any (i) shares of Common Stock, (ii) warrants, options or other rights to purchase Common Stock (collectively, “Rights”), or (iii) any debentures or other securities convertible into or exchangeable for shares of Common Stock (collectively, “Convertible Securities”), the Company will first offer (the “Offer”) to sell such securities to the holders of Common Stock who own at least ten percent (10%) of the Common Stock then outstanding (each, a “Major Investor”) and deliver a notice to the Major Investors (the “Offer Notice”) of such Offer, stating the price (or, to the extent the consideration is other than cash, the fair market value of the consideration to be paid to the Company, as determined by the Board of Directors of the Company (the “Board”) and other terms and conditions thereof.

2.2          Right to Purchase Shares, Rights or Convertible Securities.

(a)           Each Major Investor which, at the time of the New Issuance, is either (i) an “accredited investor” (as that term is defined in Rule 501 of the Regulation D promulgated under the Securities Act) or (ii) not a “U.S. person” (as that term is defined in Rule 902 promulgated under the Securities Act) and may purchase such securities from the Company pursuant to Regulation S promulgated under the Securities Act, shall have the right to purchase up to such number of shares of Common Stock, Rights or Convertible Securities, as applicable, of the New Issuance at the price and on the terms stated in the Offer Notice, such price to be paid in full in cash or by check at the time of issuance of such securities to the Major Investor so that, after giving effect to the New Issuance, each Major Investor who exercises such right in full will continue to maintain its same proportionate ownership of Common Stock as of the date immediately preceding the Offer, treating each Major Investor for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to it upon conversion, exercise and exchange of all Rights and Convertible Securities held by it on the date immediately preceding the Offer and assuming the like conversion, exercise and exchange of all such securities held by other persons.  The rights set forth in this Section 2 shall be exercised by the Major Investors, if at all, by written notice (the “Acceptance Notice”) to the Company delivered not later than twenty (20) days after the receipt by the Major Investors of the Offer Notice in accordance with the terms and conditions stated therein, and such right shall expire at the end of the twentieth day after the day of the receipt by the Major Investors of the Offer Notice.  The rights provided in this Section 2.2 shall be assignable to any Affiliate of an Investor.

(b)           If any Major Investor fails to exercise its right hereunder to purchase its proportionate ownership interest (“Equity Percentage”) of the New Issuance (or fails to pay the purchase price in respect of such New Issuance in full at the proposed time of closing) (a “Nonparticipating Major Investor”), the Company shall so notify the other Major Investors in a written notice (the “Excess Securities Notice”).  The Excess Securities Notice shall be given by the Company promptly after it learns of the intention of any Major Investor not to purchase any or all of its Equity Percentage of the New Issuance or the failure of any Major Investor to pay such purchase price, but in no event later than fifteen (15) days after the expiration of the 20-day period.  The Major Investors who or which have agreed to purchase their Equity Percentage of the New Issuance (each, a “Participating Major Investor”) shall have the right to purchase a portion of the securities not purchased by such Nonparticipating Major Investor (the “Excess Securities”), determined by dividing such Participating Major Investor’s Equity Percentage by the sum of all Participating Major Investors’ Equity Percentages.  If a Participating Major Investor desires to exercise such right, it must provide notice of its intention to exercise such right to the Company within ten (10) days after receipt of the Excess Securities Notice from the Company (an “Excess Securities Acceptance Notice”).  The twenty-five (25) day period during which (i) the Company must give the Excess Securities Notice to the other Major Investors, and (ii) each of the Participating Major Investors must give the Company an Excess Securities Acceptance Notice, is hereinafter referred to as the “Excess Securities Period.”

(c)           To the extent that an Acceptance Notice or Excess Securities Acceptance Notice has not been given by the Investors with respect to any portion of the New Issuance which the Investors are entitled to purchase pursuant to this Section 2, the Company shall have 120 days from the expiration of the foregoing 25-day period to sell all or any part of such portion of the New Issuance to any other person or persons, but only upon terms and conditions in all material respects, including, without limitation, unit price and interest rates, which are no more favorable to such other person or persons and no less favorable to the Company than those set forth in the Offer.

2.3          Exempt Issuances.  The term “Exempt Issuances” referred to in Section 2.1 which will not give the Major Investors the rights described in Section 2.2 to any of the following equity securities:

(a)           shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any Subsidiary, pursuant to compensation plans, compensation agreements, or other compensation arrangements that are approved by the Board;

(b)           shares of Common Stock issuable pursuant to the Purchase Agreement;

(c)           any equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination that is approved by the Board;

(d)           shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e)           any equity securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution; provided, such equipment leasing arrangement, or debt financing is approved by the Board and, if such issuances exceed in the aggregate 1,000,000 shares, the consent of the holders of at least a majority of the Common Stock;

(f)            any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein has been approved by the Board and, if such issuances exceed in the aggregate 1,000,000 shares, the consent of the holders of at least a majority of the Common Stock; and

(g)           any equity securities issued in connection with the Company’s Qualified IPO;

2.4          Termination.  The respective rights and obligations of the parties under this Section 2 shall terminate upon the closing of, and shall not apply to the offer and sale of securities in connection with, the Company’s Qualified IPO.

3.             TRANSFER OF REGISTRABLE SECURITIES

3.1          Restrictive Legend.  Each certificate representing Registrable Securities shall, except as otherwise provided in this Section 3.1 or in Section 3.2, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws.  These securities have been acquired for investment and not with a view to distribution or resale.  Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required.”

Upon the request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if (i) there is an effective registration statement covering the securities represented by such certificate, (ii) with such request, the Company shall have received either the opinion referred to in Section 3.2(a)(i) or the “no-action” letter referred to in Section 3.2(a)(ii), or (iii) the request is made in connection with a proposed transfer in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act).

3.2          Notice of Proposed Transfer.

(a)           Prior to any proposed sale, pledge, hypothecation or other transfer of any Registrable Securities (other than under the circumstances described in Section 4.1, 4.2 or 4.3), the holder thereof shall give written notice to the Company of its intention to effect such sale, pledge, hypothecation or other transfer.  Each such notice shall describe the manner of the proposed sale, pledge, hypothecation or other transfer and, if requested by the Company shall be accompanied by either (i) an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel or “no action” letter shall be required (A) for a distribution to one or more partners or members of the transferor (in the case of a transferor that is a partnership or limited liability company) in each case in respect of the beneficial interest of such partner or member or (B) for transfers made in accordance with the provisions of Rule 144 (or any rule permitting public sale without registration under the Securities Act) including Rule 144(k).  Each certificate for Registrable Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3.1, except that such certificate shall not bear such legend if (Y) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (Z) the opinion of counsel or “no-action” letter referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act or that such legend is not required to establish compliance with any provisions of the Securities Act.  Notwithstanding any other provision hereof, the restrictions provided for in this Section 3.2 shall not apply to securities which are not required to bear the legend prescribed by Section 3.1 in accordance with the provisions of that Section.

(b)           No such opinion of counsel or “no action” letter from the Commission, as set forth in Section 3.2(a) above, shall be required in the event of a sale, pledge, hypothecation or other transfer of any Registrable Securities to (i) any Affiliate of an Investor, including, without limitation, any venture capital limited partnership now existing or hereafter formed which controls, is controlled by or is under common control with such Investor; and (ii) any successors or permitted assigns of any of the foregoing persons, provided that the transferee agrees in writing to be subject to this Agreement to the same extent as if such transferee were originally a signatory.

4.             REGISTRATION

4.1          Required Registration.

(a)           At any time after the expiration of any lock-up period under Section 4.9 below following the Company’s initial public offering, one or more of the Investors who own more than twenty percent (20%) of the Common Stock of the Company then outstanding may request that the Company register for sale under the Securities Act all or a part of the Registrable Securities held by such Investor(s) in the manner specified in such notice.

(b)           Following receipt of any notice under Section 4.1(a), the Company shall immediately notify in writing all holders of Registrable Securities from whom notice has not been received and such holders shall then be entitled within thirty (30) days after receipt of such notice from the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities.  The Company shall use its best efforts to register under the Securities Act for public sale in accordance with the method of disposition specified in the notice from requesting holders described in paragraph (a) above, within one hundred eighty (180) days of its receipt of such notice, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other holders within thirty (30) days after the receipt of such notice by such holders).  The Company shall be obligated to register the Registrable Securities pursuant to this Section 4.1 on two (2) occasions only, provided, however, that the Company shall be obligated to effect two (2) additional registrations pursuant to this Section 4.1 to the extent that the holders of Registrable Securities were unable to include such Registrable Securities in the first registration as a result of a reduction by the managing underwriter, if any, pursuant to Section 4.1(d)).  Notwithstanding anything to the contrary contained herein, no request may be made under this Section 4.1 after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering and prior to the later to occur of the completion of the period of distribution for such offering or ninety (90) days after the effective date of such registration statement.

(c)           If the holders requesting such registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 4.1 and the Company shall include such information in the written notice referred to in paragraph (b) above.  The right of any holder to registration pursuant to this Section 4.1 shall be conditioned upon such holder’s agreeing to participate in such underwriting and to permit inclusion of such holder’s Registrable Securities in the underwriting.  The Board shall designate the managing underwriter of such offering.  A holder may elect to include in such underwriting all or a part of the Registrable Securities it holds.

(d)           A registration statement filed pursuant to this Section 4.1 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account, (ii) shares of Common Stock held by officers or directors of the Company, and (iii) shares of Common Stock held by certain employees and consultants of the Company who by virtue of currently existing agreements with the Company granting them “piggy-back” registration rights are entitled to include such shares in such registration (the “Other Shareholders”), in each case for sale in accordance with the method of disposition specified by the requesting holders; provided, however, that if the number of shares so included pursuant to clauses (i) and (ii) above exceeds the number of Registrable Securities presented by the holders requesting registration thereof, then such registration shall be deemed to be a registration in accordance with Section 4.2 and not this Section 4.1.  If such registration shall be underwritten, the Company and such officers and directors and Other Shareholders proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no less favorable to such officers, directors or Other Shareholders than the terms afforded the holders of Registrable Securities.  If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, such exclusion, to the extent required by the managing underwriter, shall be applied in the following order:  first, to the shares held by the directors and officers and the Other Shareholders, second, to the shares of Common Stock of the Company to be included for its own account.  If the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be registered under this Section 4.1, then Registrable Securities shall be excluded in such manner that the securities to be sold shall be allocated among the selling holders pro rata based on their ownership of Registrable Securities.  In any event all securities to be sold other than Registrable Securities will be excluded prior to any exclusion of Registrable Securities.  No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.  If any holder of Registrable Securities, officer, director or Other Shareholder who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such holder of securities may elect to withdraw therefrom by written notice to the Company and the managing underwriter.  The securities so withdrawn shall also be withdrawn from registration.  Except for registration statements on Form S-4, S-8 or any comparable form or successor thereto, the Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this Section 4.1 until the completion of the period of distribution of the registration contemplated thereby or one hundred twenty (120) days after the effective date of such registration, whichever is later.

4.2          Incidental Registration.  If the Company at any time (other than pursuant to Section 4.1 or Section 4.3) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Securities for sale to the public), each such time it will promptly give written notice to all holders of the Registrable Securities of its intention so to do.  Upon the written request of any such holder received by the Company within thirty (30) days after the giving of any such notice by the Company (provided that at least one Major Investor elects to register any or all of its Registrable Securities), to register any or all of its Registrable Securities, the Company will use its best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Registrable Securities so registered.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the holders of Registrable Securities as a part of the written notice given pursuant to this Section 4.2.  In such event the right of any holder of Registrable Securities to registration pursuant to this Section 4.2 shall be conditioned upon such holder’s participation in such underwriting to the extent provided herein.  All holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company.  Notwithstanding any other provision of this Section 4.2, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all holders of securities requesting registration of any limitations on the number of shares to be underwritten, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (i) first to the Company with respect to shares of Common Stock being sold for its own account; (ii) second, to holders of Registrable Securities requesting registration in proportion, as nearly as practicable, to the respective amounts of securities owned by them and (iii) then, to the Other Shareholders requesting registration in proportion, as nearly as practicable, to the respective amounts of securities owned by them.  Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 4.2 without thereby incurring any liability to the holders of Registrable Securities.  If any holder of Registrable Securities disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

4.3          Registration on Form S-3.  In addition to the rights provided in Sections 4.1 and 4.2, if at any time (i) any Investor who owns more than twenty percent (20%) of the Common Stock of the Company requests that the Company file a registration statement on Form S-3 or any comparable or successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting holder or holders, the reasonably anticipated aggregate offering price to the public of which would exceed $5,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any comparable or successor form thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any comparable or successor form thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice.  Whenever the Company is required by this Section 4.3 to use its best efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Sections 4.1 and 4.4, including, but not limited to, the requirement that the Company notify all holders of Registrable Securities from whom notice has not been received and provide them with the opportunity to participate in the offering, shall apply to such registration, provided, however, that the Company shall not be obligated to effect more than two (2) registrations pursuant to this Section 4.3 in any twelve (12) month period.

4.4          Registration Procedures.  If and whenever the Company is required by the provisions of Section 4.1, 4.2 or 4.3 to use its best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a)           prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4.1, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities including executing an undertaking to file post-effective amendments and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby; provided, that before filing a registration statement or prospectus, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to review and comment of such counsel;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period; provided, that before filing any such amendment or supplement, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable

Securities covered by such amendment or supplement copies of all such documents proposed to be filed, which documents shall be subject to review and comment of such counsel;

(c)           furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(d)           use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

(e)           use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statements as a NADSAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Exchange Act or, failing that, to secure NASDAQ authorization for such Registrable Securities;

(f)            comply with all applicable rules and regulations under the Securities Act and Exchange Act;

(g)           provide a transfer agent and registrar for all such Registrable Securities and a CUSIP number for all such Registrable Securities in each case not later than the effective date of such registration statement;

(h)           immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)            if the offering is underwritten and at the request of any seller of Registrable Securities, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effects as reasonably may be requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(j)            make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k)           cooperate with the selling holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two (2) business days prior to any sale of Registrable Securities;

(l)            permit any holder of Registrable Securities which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(m)          in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order;

(n)           use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(o)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take all such other actions as the underwriters reasonably request in order to expedite or facilitate the disposition of Registrable Securities.

For purposes of this Agreement, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or one hundred eighty (180) days after the effective date thereof, provided, however, in the case of any registration of Registrable Securities on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

In connection with each registration hereunder, the sellers of Registrable Securities will furnish to the Company, in writing, such information requested by the Company with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

4.5          Expenses.

(a)           All expenses other than Selling Expenses incurred by the Company in complying with Sections 4.1, 4.2 and 4.3, are called “Registration Expenses” and shall include, without limitation, (i) all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, and (ii) reasonable attorneys fees and disbursements of one counsel for the holders of Registrable Securities in an amount not to exceed an aggregate of $50,000, such counsel to be selected by the holders of at least a majority of the Registrable Securities being sold.  All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.”

(b)           The Company shall pay all Registration Expenses in connection with each registration statement under Section 4.1, 4.2 and 4.3; provided, that, in the event of a registration pursuant to Section 4.1 hereof which is withdrawn at the request of the Investors other than (i) as a result of the Company’s failure to perform its obligations hereunder, (ii) as a result of a cutback by the underwriter of such registration in the amount of Registrable Securities which may be included in such registration by more than twenty percent (20%) or (iii) as a result of information concerning a materially adverse change in the Company’s business or financial condition that is made known to the Investors after the date on which such registration was requested, each Investor shall pay a percentage portion of the Registration Expenses with respect to such withdrawn registration statement equal to the number of Registrable Securities of such Investor proposed to be included in such registration divided by the number of Registrable Securities of all Investors proposed to be included in such registration.  In the event that a registration pursuant to Section 4.1 hereof is withdrawn pursuant to clauses (i), (ii) or (iii) of this Section 4.5(b), the Investors shall, immediately following such withdrawal, be entitled to that number of registration requests pursuant to Section 4.1 hereof to which they would have been entitled not taking into account the withdrawn request.  All Selling Expenses in connection with each registration statement under Section 4.1, 4.2 or 4.3 shall be borne by the participating sellers in proportion to the number of shares registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

4.6          Indemnification and Contribution.

(a)           In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, the Company will indemnify and hold harmless each holder of Registrable Securities, its officers, directors, managers, members and partners, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or underwriter within the meaning of the Securities Act (each, an “Indemnitee”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnitee may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), (iii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement or in any Blue Sky Applications executed or filed by the Company, a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Securities in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification and will reimburse each Indemnitee for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that the Company will not be liable to an Indemnitee if, and to the extent that, any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by such Indemnitee, in writing specifically stated to be for use in such registration statement or prospectus.

(b)           In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.1, 4.2 or 4.3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, expense, liability or action, promptly after being so incurred, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and provided further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the securities sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Registrable Securities covered by such registration statement.  Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of any seller hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this Section 4.6(b), absent any fraud on the part of such seller.

(c)           Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4.6 and shall only relieve it from any liability which it may have to such indemnified party under this Section 4.6 if, and to the extent, the indemnifying party is prejudiced by such omission.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.  No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action.  Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)           In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 4.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 4.6; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion, provided, however, that, in any such case, (A) no such holder of Registrable Securities will be required to contribute any amount in excess of the proceeds received from the sale of all such Registrable Securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)           The indemnities and obligations provided in this Section 4.6 shall survive the transfer of any Registrable Securities by such holder.

4.7          Changes in Common Stock.  If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

4.8          Rule 144 and 144A Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (c) below, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a)           use its best efforts to comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any of the Registrable Securities by any holder of Registrable Securities (including any such exemption pursuant to Rule 144 or Rule 144A thereof, as amended form time to time, or any successor rule thereto or otherwise);

(b)           cooperate with each holder of Registrable Securities in supplying such information as may be necessary for such holder of Registrable Securities to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act (under Rule 144 or Rule 144A thereunder or otherwise) for the sale of any of the Registrable Securities by any holder of Registrable Securities; and

(c)           furnish to each holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 or Rule 144A (or any successor rule) and, at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration.

4.9          “Market Stand-Off” Agreement.  Each of the Investors agrees, severally and not jointly, that, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor during a period not to exceed one hundred and eighty (180) days following the effective date of the first registration statement of the Company filed under the Securities Act, and to enter into an agreement to such effect, to the extent such Investor is not participating in the offering to which the registration statement relates, in each case so long as all of the Company’s officers, directors and holders of at least one-half of one percent (0.5%) of the outstanding Common Stock (or securities convertible into such Common Stock) also enter into agreements to such effect.

The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

4.10        Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 4 may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee or assignee of such securities who is not engaged in a business activity competitive with the Company (as reasonably determined by the Board), provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act and (ii) the transferee or assignee shall acknowledge in writing that the transferred or assigned Registrable Securities shall remain subject to this Agreement.

4.11        Other Registration Rights.  Other than the registration rights granted to the Investors under this Section 4, the Company shall not grant to a holder of capital stock or other equity securities of the Company any registration rights that are superior to or on parity with the registration rights granted to the Investors under this Section 4.

4.12        Termination.  The respective rights and obligations of the parties under this Section 4 shall terminate upon the earlier of (i) the fifth (5th) anniversary of the closing of the Company’s Qualified IPO and (ii) with respect to a particular holder, when such holder can sell all of such holder’s shares under Rule 144 promulgated under the Securities Act without regard to volume limitations.

5.             BOARD OF DIRECTORS

5.1          Election of Directors.  The Company shall take or cause to be taken such actions as may be required from time to time to establish and maintain the number of persons comprising the Board at four (4), and the Investors shall take or cause to be taken such actions as may be required from time to time to elect as directors (i) two (2) directors designated by Care Capital LLC (“Care Capital”), who shall initially be Jerry Karabelas and Lorenzo Pellegrini and (ii) two (2) directors designated by Index Ventures III (Delaware) L.P. (“Index”) who shall initially be Michele Ollier and Francesco de Rubertis.  Without limiting the generality of the foregoing, at each annual meeting of the stockholders, and at each special meeting of the stockholders called in accordance with the provisions of the By-Laws for the purpose of electing directors of the Company, and at any time at which the stockholders have the right to, or shall, elect directors of the Company, then, and in each event, the Investors shall vote all Shares owned by them (or shall consent in writing in lieu of a meeting of stockholders, as the case may be) to set the number of, and to elect persons as, directors of the Company in accordance with this Section.  Each Investor with a right to so designate a director of the Company shall have the right to remove any such director and appoint one (1) natural person as an alternate member for each director appointed by such Investor.

5.2          Board Observers and Committees.

(a)           Remy Luthringer, along with one or more individuals appointed by each of Care Capital and Index, shall be entitled to observe at all meetings of the Board and each meeting of all committees of such Board and to participate in all discussions during each such meeting; provided, that the Board (or committee of the Board, as the case may be) shall have the right to exclude such observers from all or any portion of a meeting (and to exclude such observers from receiving any related materials) to the extent the Board (or such committee), in its sole discretion, deems reasonably necessary to: (i) preserve the attorney-client privilege; or (ii) avoid any conflicts of interest.  The Company shall send to each such observers the notice of the time and place of such meeting (with such notice being given no later than to any other outside director), the agenda and any other materials to be discussed at the meeting and shall give each such observers notice of each such meeting in the form and manner such notice is given to the Company’s directors.  The Company shall also provide to each such observers, in a timely manner, copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board or committee, except for information reasonably designated as proprietary information by the Board.

(b)           In the event that the Company creates any committee of its Board, Care Capital and Index shall each have the right to have the directors of the Board designated by them appointed to such committee and such directors shall continue to serve on such committee until removed by the Investor who appointed such director.

5.3          Expenses.  The Company shall reimburse directors and observers (but, in the case of observers, only if, and to the extent, such observer is attending a meeting in lieu of a director) for all out-of-pocket expenses incurred in attending meetings of the Board and, if applicable, committees of the Board, and shall provide customary compensation including, but not limited to, the right to receive options, fees and equity interests in accordance with the Company’s policies as they may be amended from time to time.

5.4          Removal of Directors; Filling of Vacancies.  Each Investor shall take all action necessary to remove forthwith any director when such removal is requested for any reason, with or without cause, by the Investor that designated such director for election.  In the case of the death, resignation or removal as herein provided of a director, each Investor shall vote all Shares owned by him, her or it to elect another person designated by the same Investor that designated the deceased, resigning or removed director if, at the time such vacancy occurs, such Investor shall have the right to have a person designated by him, her or it elected as a director pursuant to Section 5.1.  The Company and each Investor agrees to use his, her or its best efforts to prevent any action from being taken by the Board during the pendency of any vacancy due to the death, resignation or removal of a director unless the party entitled to have a person designated by him to fill such vacancy shall have failed for a period (10) days after written notice of such vacancy to designate a replacement.

5.5          Termination.  The provisions set forth in this Section 5 shall be of no further force and effect upon the closing of the Company’s Qualified IPO.

5.6           Quorum and Casting Vote.  Notwithstanding anything to the contrary in the bylaws of the Company, (a) the chairman of the Board shall not have a casting vote and (b) a quorum of the Board must include at least one director designated by Care Capital and at least one director designated by Index.

6.             AFFIRMATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees that, from the date of the First Closing under the Purchase Agreement and thereafter so long as any Investor owns at least twenty percent (20%) of the Common Stock then outstanding (each, a “Rights Holder”), it will perform and observe the following covenants and provisions.

6.1          Financial Statements; Other Reports.  The Company shall maintain proper books of account and records in accordance with generally accepted accounting principles applied on a consistent basis, and shall deliver to each Rights Holder:

(a)           as soon as available and in any event within thirty (30) days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such quarter and the related statements of income and stockholders’ equity and of cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, if applicable, and the budget for such current year, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied, and duly certified (subject to year-end audit adjustments) by the chief financial officer (or if there is no chief financial officer, the chief executive officer) of the Company.

(b)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the financial statements for such year for the Company, prepared in accordance with generally accepted accounting principles, including therein a consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of such fiscal year and statements of income and stockholders’ equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by the chief financial officer (or if there is no chief financial officer, the chief executive officer) of the Company;

(c)           promptly after receipt thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company; and

(d)           within thirty (30) days after the last day of each month (or such other calendar period as is approved by the Board), financial statements, including a balance sheet as of the last date of such month, a statement of income (or monthly operating expenses) for such month, together with a cumulative statement of income from the first day of the current year to the last day of such month, which statements shall be prepared from the books and records of the Company, and a comparison between the actual monthly operating expenses and the projected figures for such month and the comparable figures for the prior year.

Neither the foregoing provisions of this Section 6.1 nor any other provision of this Agreement shall be in limitation of any rights which an Investor may have with respect to the books and records of the Company, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

6.2          Inspection and Other Information.  Each Rights Holder and such agents, advisors and counsel as such Rights Holder may designate, may, at its expense, visit and inspect any of the properties of the Company, examine the books of account of the Company, take extracts therefrom and discuss the affairs, finances and accounts of the Company with its officers and employees and public accountants (and by this provision the Company hereby authorizes said accountants to discuss with such Rights Holder and such persons its finances and accounts), at reasonable times and with reasonable prior notice during normal business hours.  All such visits and inspections shall be conducted in a manner which will not unreasonably interfere with the normal business operations of the Company.  The Company shall furnish to each such Rights Holder such other information as it from time to time may reasonably request.

6.3          Directors and Officers Insurance.  Within thirty (30) days of the Effective Date, the Company shall have in place directors’ and officers’ liability insurance policy on the directors and officers of the Company with a financially sound and reputable company or association in an amount mutually acceptable to the Company and the New Investors.  So long as any New Investor owns any Common Stock, the Company shall maintain such insurance at the same or higher coverage level.

6.4          Termination of Affirmative Covenants.  The covenants set forth in this Article 6 shall be of no further force or effect upon the closing of the Company’s Qualified IPO.

7.             MISCELLANEOUS

7.1          Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission with receipt confirmed, (ii) sent by electronic mail with return receipt and no response was received back from the mail server indicating a problem delivering such electronic mail, (iv) sent by a nationally recognized (or substantially equivalent international) overnight courier, or (v) sent by registered or certified mail, return receipt requested, postage prepaid; provided, however, that certified mail shall not be used to effectuate any such notice, request, consent or other communication to addresses outside the United States.

If to the Company:	Cyrenaic Pharmaceuticals, Inc.
47 Hulfish Street, Suite 310
Princeton, NJ 08542
Attn: Lorenzo Pelligrini
Tel: 609.683.3677
Fax: 609.683.5787

With a copy to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Attn: Denis Segota, Esq.
Tel: 609.919.6622
Fax: 609.919.6639

If to the Investors:	To the addresses set forth on Schedule I.

With a copy (which shall not constitute notice) to:

[ ]
[ ]
[ ]
Attn: [ ]
Tel: [ ]
Fax: [ ]

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the seventh business day following the day such mailing is made.

7.2          Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (including without limitation the Original Agreement).  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

7.3          Modifications and Amendments.  This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least seventy-seven percent (77%) of the outstanding shares of Common Stock; provided, however, that any amendment or modification to Sections 5.1 or 5.2 above that adversely impacts the rights of any Investor thereunder shall not be made without the written consent of such Investor.  Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

7.4          Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.

7.5          Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

7.6          Severability.  In the event that it is determined that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that it shall be deemed enforceable and as so limited, shall remain in full force and effect.  In the event that any such provision, or portion thereof, is deemed wholly unenforceable, the remaining provisions of this Agreement, nevertheless, shall remain in full force and effect.

7.7          Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.8          Enforcement.  Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party.

7.9          Waiver of Jury Trial.  THE COMPANY AND EACH INVESTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.10        No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.11        Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered via facsimile, which facsimile transmission shall be deemed an original for all purposes.

7.12        Right to Conduct Activities.  The Company and each Investor hereby acknowledge that some or all of the Investors are professional investment funds and, as such, invest in numerous portfolio companies, some or which may be competitive with the Company’s business.  No such Investor shall be liable to the Company or to any other Investor for any claim to the extent it arises out of, or is based upon, (a) the investment by the Investor in any entity competitive to the Company, or (b) actions taken by any partner, officer or other representative of such Investor to assist any such competitive entity, whether or not such action was taken as a board member of such competitive entity or otherwise, and whether or not such action has a detrimental effect on the Company (except for any detrimental effect as a consequence of any fraudulent act or willful misconduct), so long as (i) no confidential information of the Company is used or disclosed by such Investor in connection with any such competitive activities, and (ii) the provisions hereof shall not excuse or eliminate the liability of any Investor or its directors, officers, employees or Affiliates, for the breach of any agreement with or legal obligation to the Company (it being understood that the acts identified above shall not, in and of themselves, be deemed to be a breach of any such legal obligation).

IN WITNESS WHEREOF, the parties hereto have executed this Second Agreement or caused this Second Agreement to be executed by their duly authorized representatives as of the date first written above.

CYRENAIC PHARMACEUTICALS, INC.

By:	/s/ Daniel J. Cabo
Name:	Daniel J. Cabo
Title:	Chief Financial Officer

INVESTORS:

CARE CAPITAL INVESTMENTS III, LP

By: Care Capital III LLC, its General Partner

By:	/s/ David R. Ramsay
Title:
Address:

CARE CAPITAL OFFSHORE INVESTMENTS III, LP

By: Care Capital III LLC, its General Partner

By:	/s/ David R. Ramsay
Name:	David R. Ramsay
Title:
Address:

INDEX VENTURES III (JERSEY) L.P.

BY ITS GENERAL PARTNER, INDEX VENTURE ASSOCIATES III LIMITED

By: /s/ Gerard Gardner
Name: Gerard Gardner
Title: Director
Address:

INDEX VENTURES III (DELAWARE) L.P.

BY ITS GENERAL PARTNER, INDEX VENTURE ASSOCIATES III LIMITED

By:	/s/ Gerard Gardner
Name: Gerard Gardner
Title: Director
Address:

INDEX VENTURES III PARALLEL ENTREPRENEUR FUND (JERSEY) L.P.

BY ITS GENERAL PARTNER, INDEX VENTURE ASSOCIATES III LIMITED

By:	/s/ Gerard Gardner
Name: Gerard Gardner
Title: Director
Address:

YUCCA PARTNERS LP JERSEY BRANCH

By: OGIER EMPLOYEE BENEFIT SERVICES LIMITED as Authorised Signatory of Yucca Partners LP Jersey Branch in its Capacity of Administrator of The Index Co-Investment Scheme

By:	/s/ Peter George Le Breton
Name: Peter George Le Breton
Title: Authorised Signatory
Address:

SCHEDULE I

Schedule of Investors

Name	Number of Shares of Common Stock Owned

Care Capital Investments III LP 47 Hulfish Street, Suite 310 Princeton, NJ 08542	49,277

Care Capital Offshore Investments III, LP 47 Hulfish Street, Suite 310 Princeton, NJ 08542	823

Index Ventures III (Jersey) L.P. P.O. Box 641, No. 1 Seaton Place St. Helier, Jersey JE4 8YJ Channel Islands	16,039

Index Ventures III (Delaware) L.P. P.O. Box 641, No. 1 Seaton Place St. Helier, Jersey JE4 8YJ Channel Islands	32,581

Index Ventures III Parallel Entrepreneur Fund (Jersey) L.P. P.O. Box 641, No. 1 Seaton Place St. Helier, Jersey JE4 8YJ Channel Islands	580

Yucca Partners LP Jersey Branch P.O. Box 641, No. 1 Seaton Place St. Helier, Jersey JE4 8YJ Channel Islands	800

AMENDMENT NO. 1

TO

INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO INVESTMENT RIGHTS AGREEMENT (this “Amendment”), dated as of December 20, 2013, is made by and among Minerva Neurosciences, Inc., a Delaware corporation, as the corporate successor to Cyrenaic Pharmaceuticals, Inc. (the “Company”), and the undersigned investors of the Company (the “Investors”).

WHEREAS, the Company and the Investors are parties to that certain Investor Rights Agreement, dated as of August 29, 2007 (the “Agreement”);

WHEREAS, on November 12, 2013, the name of the Company was changed to “Minerva Neurosciences, Inc.”; and

WHEREAS, the Company and the Investors, in accordance with Section 7.3 of the Agreement, desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

1.             The following definitions are hereby amended and restated to read in their entirety as follows:

“‘Company’ means Minerva Neurosciences, Inc., a Delaware corporation.”

2.             Section 5.1 of the Agreement is hereby amended in its entirety to read as follows:

“5.1        Election of Directors.  The Company shall take or cause to be taken such actions as may be required from time to time to establish and maintain the number of persons comprising the Board at six (6), and the Investors shall take or cause to be taken such actions as may be required from time to time to elect as directors (i) two (2) directors designated by Care Capital LLC (“Care Capital”), who shall as of the date of Amendment No. 1 to this Agreement be Robert Seltzer and Lorenzo Pellegrini, (ii) two (2) directors designated by Index Ventures III (Delaware) L.P. (“Index”) who shall as of the date of Amendment No. 1 to this Agreement be Michele Ollier and

Francesco de Rubertis, (iii) the Chief Executive Officer of the Company, and (iv) one (1) independent director, who shall as of the date of Amendment No. 1 to this Agreement be Marc D. Beer.  Without limiting the generality of the foregoing, at each annual meeting of the stockholders, and at each special meeting of the stockholders called in accordance with the provisions of the By-Laws for the purpose of electing directors of the Company, and at any time at which the stockholders have the right to, or shall, elect directors of the Company, then, and in each event, the Investors shall vote all Shares owned by them (or shall consent in writing in lieu of a meeting of stockholders, as the case may be) to set the number of, and to elect persons as, directors of the Company in accordance with this Section.  Each Investor with a right to so designate a director of the Company shall have the right to remove any such director and appoint one (1) natural person as an alternate member for each director appointed by such Investor.”

3.             Except as amended by this Amendment, the Agreement shall remain unchanged and continue in full force and effect.

4.             This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

5.             Any number of counterparts (including facsimile or electronic copies) of this Amendment may be signed and delivered, each of which shall be considered an original and which together shall constitute one and the same.